UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2004

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23125	95-4783236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 Olympic Boulevard, Suite 6000 West, Santa Monica, CA 90404

(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 447-3870

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01, 2.03 ENTRY INTO A MATERIAL AGREEMENT; CREATION OF A DIRECT FINANCIAL OBLIGATION

On August 24, 2004, Entravision Communications Corporation (the “Company”) entered into a new Credit Agreement with Union Bank of California, as administrative agent, Goldman Sachs Credit Partners, L.P., as syndication agent, and a syndicate of other banks and commercial lenders. This new credit facility replaces the Company’s previous credit facility, under which Union Bank of California also served as administrative agent for the lenders (the “Old Credit Facility”).

The new facility consists of a $150 million 6 1/2-year revolving credit facility, a $175 million 7 1/2-year term loan and a $75 million 7 1/2-year delayed draw term loan. Approximately $175 million of the proceeds from this facility were drawn at closing, of which approximately $140 million were used to repay in full the Company’s outstanding indebtedness under the Old Credit Facility. The financial obligations of the Company under the Old Credit Facility have been fully satisfied, and the Old Credit Facility has been terminated.

The Company’s obligations under the new credit facility are guaranteed by its domestic subsidiaries and are secured by a first priority lien on substantially all of the Company’s and the guarantors’ assets.

The term loans bear interest at LIBOR plus a margin of 1.75%. The revolving facility bears interest at LIBOR plus a margin ranging from 1.00% to 2.00% based on the Company’s leverage. In addition, the Company pays a quarterly unused commitment fee ranging from .25% to .50% per annum, depending on the level of facility usage. The revolving facility expires on February 24, 2011, and the term loans mature on February 24, 2012.

The new credit facility contains covenants that are similar to, but generally more favorable to the Company than, the covenants in the Company’s Old Credit Facility. These covenants include, among others:

•	a restriction on incurring debt;

•	a restriction on creating liens on the Company’s assets;

•	a restriction on paying dividends and repurchasing or redeeming capital stock;

•	restrictions on merging and selling substantially all consolidated assets, and a limitation on other sales of assets;

•	a restriction on acquisitions and other investments;

•	a requirement that the Company maintain a maximum ratio of total debt to adjusted EBITDA;

•	a requirement that the Company maintain a maximum ratio of senior debt to adjusted EBITDA;

•	a requirement that the Company maintain a minimum ratio of adjusted EBITDA to fixed charges; and

•	a requirement that the Company maintain a minimum ratio of adjusted EBITDA to interest expense.

The new credit facility contains customary events of default. If an event of default occurs and is continuing, the Company might be required to repay all amounts outstanding under the new credit facility. Lenders holding more than 50% of the loans and commitments under the new credit facility may elect to accelerate the maturity of loans under the new credit facility upon the occurrence and during the continuation of an event of default.

Union Bank of California, Goldman Sachs Credit Partners, L.P., and other lenders under the new credit facility and their respective affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and its affiliates, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

The description of the new credit facility set forth above is qualified by the Credit Agreement filed in this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference. In addition, a copy of the press release issued by the Company on Wednesday, August 25, 2004, announcing the closing and funding of this new credit facility, is filed as Exhibit 99.1 herewith and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

10.1	Credit Agreement dated as of August 24, 2004 by and among Entravision Communications Corporation, as the Borrower, Union Bank of California, as Administrative Agent, Goldman Sachs Credit Partners, L.P., as Syndication Agent, and the lenders party thereto.

99.1	Press release issued by Entravision Communications Corporation on August 25, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRAVISION COMMUNICATIONS CORPORATION

Date: August 30, 2004	By:	/s/ WALTER F. ULLOA
Walter F. Ulloa
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Credit Agreement dated as of August 24, 2004 by and among Entravision Communications Corporation, as the Borrower, Union Bank of California, as Administrative Agent, Goldman Sachs Credit Partners, L.P., as Syndication Agent, and the lenders party thereto.

99.1	Press release issued by Entravision Communications Corporation on August 25, 2004.